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                                                                      EXHIBIT 11

LEGACY SOFTWARE, INC.

COMPUTATION OF WEIGHTED AVERAGE
COMMON STOCK SHARES OUTSTANDING


                                                            Three Months      Six Months
                                             Total Number      Ended             Ended
                                             of Shares      June 30, 1998    June 30, 1998
                                             ------------   -------------    -------------
Outstanding shares as of January 1, 1998       2,655,002      2,655,002        2,655,002

                                                   -                -                -

                                                   -                -                -

                                             ------------   -------------    -------------
Total Weighted Average Shares Outstanding      2,655,002      2,655,002        2,655,002
                                             ============   =============    =============

     Net Loss                                                  (175,293)        (293,849)

     Net Loss per common share(1)                            $    (0.07)      $    (0.11)

(1) The effect of common stock options and warrants are excluded as their inclusion would be anti-dilutive. For the three month periods ending June 30, 1998 and 1997 fully diluted net loss per common share does not differ from primary net loss per common share.